Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of our reserves report dated January 14, 2026, with respect to estimated quantities of reserves of WildFire Energy I LLC as of December 31, 2025, as an exhibit to, and reference to our firm in, the Current Report on Form 8-K filed by Magnolia Oil & Gas Corporation with the Securities and Exchange Commission on or about the date hereof, and to the incorporation of our reserves report and our firm by reference into Magnolia Oil & Gas Corporation’s effective registration statements under the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

July 20, 2026